Exhibit 3.1A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLEXION THERAPEUTICS, INC.

FLEXION THERAPEUTICS, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ONE: The name of the Company is Flexion Therapeutics, Inc.

TWO: The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is November 5, 2007.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Company’s Amended and Restated Certificate of Incorporation as follows:

1. Section A of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 8.13 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay upon request to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share on the date the Reverse Split is effected, as determined by the Board of Directors of the Company. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

FOUR: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Flexion Therapeutics, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of January 27, 2014.

FLEXION THERAPEUTICS, INC.

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
Chief Executive Officer